                                                                  Exhibit 3.1(a)

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                              OF THERASENSE, INC.

     THERASENSE, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     The undersigned, W. Mark Lortz, hereby certifies that:

     FIRST: He is the President of TheraSense, Inc., a Delaware corporation.

     SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 1, 2000. A Certificate of Merger whereby TheraSense, Inc., a California corporation, was merged with and into this corporation was filed with the Secretary of State of the State of Delaware on October 23, 2000.

     THIRD: The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:


                                   ARTICLE I

     The name of this corporation is TheraSense, Inc.

                                  ARTICLE II

     The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 76,809,647 shares, of which 50,000,000 shares shall be Common Stock, par value $0.001 per share, and 26,809,647 shares shall be Preferred Stock, par value $0.001 per share. Of the authorized shares of Preferred Stock, 4,500,123 shares shall be designated as Series A Preferred Stock, 7,609,524 shares shall be designated as Series B Preferred Stock, 8,500,000 shares shall be designated as Series C Preferred Stock and 6,200,000 shares shall be designated as Series D Preferred Stock.

                                   ARTICLE V

     The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

     (1)  Dividends.
          ---------

          (a)  Preference Dividends. The holders of shares of Series A Preferred
               --------------------
Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.10, $0.16, $0.40 and $0.68 per share per annum for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, or, if greater (as determined on a per annum basis and on an as converted basis for the Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation.

          (b)  Dividends Noncumulative. Dividends on shares of Common Stock and
               -----------------------
Preferred Stock under this Section 1 shall be payable when, as and if declared by the Board of Directors of the corporation, and shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock under this
Section 1 by reason of the fact that dividends on said shares are not declared in any prior period.

     (2)  Liquidation Preference. In the event of any liquidation, dissolution,
          ----------------------
or winding up of the corporation, either voluntary or involuntary, distributions to the stockholders of the corporation shall be made in the following manner:

          (a)  Preferred Stock Preference. The holders of Series A Preferred
               --------------------------
Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock of the corporation, an amount equal to $1.254, $2.10, $5.00 and $8.50 for each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, plus a further amount equal to any dividends declared but unpaid on such shares. (The foregoing preferential amount payable to the holders of Preferred Stock shall be referred to as the "Preferred Stock Preference.") If upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment described above to the holders of Preferred Stock, such assets as are available shall be paid to the holders of Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

          (b)  Remaining Assets. After payment or setting apart of payment of
               ----------------
the Preferred Stock Preference, the holders of Common Stock shall be entitled to receive the remaining assets of the corporation pro rata based upon the number of shares of Common Stock held.

          (c)  Reorganization or Merger. A merger, consolidation or
               ------------------------
reorganization of the corporation with or into any other corporation or corporations in which the corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, or a sale, transfer or other conveyance of all or substantially all of the assets of the corporation, shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section 2.

          (d) Any securities to be delivered to the holders of the Preferred Stock and/or Common Stock pursuant to Section 2(c) above shall be valued as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                           (A)   If traded on a securities exchange or the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                           (B)   If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                           (C)   If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of this corporation.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of this corporation.

          (e) In the event the requirements of Section 2(d) are not complied with, the corporation shall forthwith either:

                    (i) cause such closing to be postponed until such time as the requirements of Section 2(d) have been complied with; or

                    (ii) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(f) hereof.

          (f) The corporation shall give each holder of record of Preferred Stock written notice of such a Section 2(c) transaction not later than twenty
(20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Section 2(c), and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Preferred Stock then outstanding.

     (3)  Voting Rights.
          --------------

          (a)  Generally. Except as otherwise required by law and provided in
               ---------
Section 3(b), the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the corporation and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

          (b)  Election of Directors. The holders of the then outstanding shares
               ---------------------
of Series C Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the corporation's Board of Directors. The holders of the then outstanding shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the corporation's Board of Directors. The holders of the then outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the corporation's Board of Directors. The holders of the then outstanding shares of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the corporation's Board of Directors. The holders of the then outstanding shares of Preferred Stock and Common Stock, voting together as a separate class, shall be entitled to elect the remaining directors of the corporation's Board of Directors.

          (c)  Cumulative Voting. No person entitled to vote at an election
               -----------------
for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115 of the California General Corporation Law ("CGCL"). During such time or times that the corporation is subject to Section 2115 of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

          (d)  Removal of Directors. The Board of Directors or any individual
               --------------------
director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected. During such time or times that the corporation is subject to
Section 2115 of the CGCL, the provisions of this subsection (d) shall be subject to Sections 302 and 303 of the CGCL.

     (4)  Conversion. The holders of the Preferred Stock have conversion rights
          ----------
as follows (the "Conversion Rights"):

          (a)  Right to Convert. Each share of Preferred Stock shall be
               ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Issuance Price (defined below) by the applicable Conversion Price (defined below), determined as hereinafter provided, in effect at the time of the conversion. The Issuance Price per share for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be $1.254, $2.10, $5.00 and $8.50, respectively. The initial Conversion Price per share for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be $1.254, $2.10, $5.00, and $8.50 respectively. The initial Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment as hereinafter provided. The number of shares of Common Stock into which a share of Series A Preferred, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

          (b)  Automatic Conversion. Each share of Preferred Stock shall
               --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public in which the public offering price exceeds (prior to underwriter's discounts or commissions and offering expenses) $10.00 per share (adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations) and the aggregate gross proceeds raised exceeds $25,000,000 or (ii) on the date upon which the corporation obtains the consent of the holders of (x) at least a majority of the Series A Preferred Stock and Series B Preferred Stock then outstanding, voting together as a single class, (y) a majority of the Series C Preferred Stock then outstanding, voting as a separate class and (z) a majority of the Series D Preferred Stock then outstanding, voting as a separate class. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (c)  Mechanics of Conversion. Before any holder of Preferred Stock
               -----------------------
shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933 (other than an automatic conversion pursuant to Article V, Section 4(b)(i)) or in connection with the sale of the corporation by merger, sale of all or substantially all of the assets or otherwise, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such sale of the corporation as the case may be, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or the closing of such sale of the corporation as the case may be.

          (d)  Fractional Shares. In lieu of any fractional shares to which
               -----------------
the holder of Preferred Stock would otherwise be entitled, the corporation may pay cash equal to such fraction multiplied by the then effective Conversion Price for the applicable series of Preferred Stock or round such fractional share up to a whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (e)  Adjustment of Conversion Price. The Conversion Price of Preferred
               ------------------------------
Stock shall be subject to adjustment from time to time as follows:

                    (i) If the corporation shall issue (or, pursuant to Section 4(e)(i)(C)(z) hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 4(e) (iii), (iv), (v) and (vi)), the Conversion Price for such series of Preferred Stock in effect immediately after each such issuance shall forthwith (except as provided in this Section 4(e)) be adjusted to a price equal to the quotient obtained by dividing:

                           (A)   an amount equal to the sum of:

                                 (x)    the total number of shares of Common
Stock outstanding (including any shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock, issuable upon exercise of outstanding options or deemed to have been issued pursuant to subdivision (C)(z) of this clause 4(e)(i)) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

                                 (y)    the aggregate consideration received by
the corporation upon such issuance, by

                           (B)   the total number of shares of Common Stock
outstanding immediately prior to such issuance of Common Stock (including any shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock, issuable upon exercise of outstanding options or deemed to have been issued pursuant to subdivision (C)(z) of this clause (4)(e)(i)) plus the number of shares of Common Stock issued in the transaction which resulted in the adjustment pursuant to this Section 4(e)(i).

                           (C)   For the purposes of any adjustment of the
Conversion Price for any series of Preferred Stock pursuant to this clause (i), the following provisions shall be applicable:

                                 (x)    In the case of the issuance of Common
Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                                 (y)    In the case of the issuance of Common
Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined in good faith by the Board of Directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that
                                                         --------  -------
if, at the time of such determination, the corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                                 (z)    In the case of the issuance of (i)
options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock, or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                 (1)    the aggregate maximum number of shares
of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (x) and (y) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                 (2)    the aggregate maximum number of shares
of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (x) and (y) above);

                                 (3)    on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                 (4)    on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights relate to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                    (ii)   "Excluded Stock" shall mean:

                           (A)   all shares of Common Stock issued and
outstanding on the date this certificate is filed with the Secretary of State of the State of Delaware;

                           (B)   all shares of Series A Preferred Stock, Series
B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock issued and outstanding on the date this certificate is filed with the Secretary of State of the State of Delaware and the Common Stock into which the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are convertible;

                           (C)   all warrants to purchase shares of Series A
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock issued and outstanding on the date this certificate is filed with the Secretary of State of the State of Delaware, the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock issued upon the exercise of such warrants and the Common Stock into which the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are convertible;

                           (D)   all shares of Common Stock, warrants or options
to purchase Common Stock or other securities issued to employees, officers, directors, scientific advisors and consultants of the corporation pursuant to any plan or arrangement approved by the Board of Directors; and

                           (E)   all securities issued in connection with bona
fide arms length equipment leasing, equipment financing or other loan arrangements approved by the Board of Directors of the corporation.

                    All outstanding shares of Excluded Stock (including shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Section 4(e)(i) above.

                    (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                    (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                         (v)    In case the corporation shall declare a cash
dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

                         (vi)   In case, at any time after the date hereof, of
any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock or a consolidation or merger where Section 2 applies), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                         (vii)  All calculations under this Section 4 shall be
made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                         (viii) For the purpose of any computation pursuant to
this Section 4(e), the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such
             --------  -------
manner that the quotations referred to in this clause (viii) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the corporation, but if challenged by the holders of more than 50% of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the Board of Directors of the corporation, the cost of such appraisal to be borne by the challenging parties.

          (f)  Minimal Adjustments. No adjustment in the Conversion Price for
               -------------------
any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

          (g)  No Impairment. The corporation will not through any
               -------------
reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

          (h)  Certificate as to Adjustments. Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Rate for any series of Preferred Stock pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

          (i)  Notices of Record Date and Proposed Liquidation Distribution.
               ------------------------------------------------------------
In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event of a liquidation distribution pursuant to
Section 2 hereof, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date of such distribution a notice (i) certifying as to (x) the anticipated aggregate proceeds available for distribution to holders of Preferred Stock and Common Stock, (y) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Preferred Stock and each share of Common Stock and
(z) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Preferred Stock if the holder of each such share of Preferred Stock converted such share of Preferred Stock into Common Stock immediately prior to the liquidation distribution and (ii) stating that in connection with such liquidation distribution the holders of shares of each series of Preferred Stock may prior to such liquidation distribution convert their shares of such series of Preferred Stock into Common Stock at the then applicable Conversion Rate for such series.

          (j)  Notices. Any notice required by the provisions of this Section
               -------
4 to be given to the holders of shares of the Preferred Stock shall be deemed given upon personal delivery, upon delivery by nationally recognized courier or three business days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the corporation's books.

          (k)  Reservation of Stock Issuable Upon Conversion. The corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (l)  Reissuance of Converted Shares. No shares of Preferred Stock
               ------------------------------
which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

     (5)  General Covenants.
          ------------------

          (a)  Protective Provisions. In addition to any other rights provided
               ---------------------
by law, so long as at least 7,500,000 shares of Preferred Stock shall be outstanding (adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations), this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a sixty-six and two thirds percent (66 2/3%) of the outstanding shares of the Preferred Stock, voting together as a single class:

                         (i)    adversely alter or change the rights,
preferences or privileges of the Preferred Stock;

                         (ii)   create (by amendment of the Certificate of
Incorporation, reclassification, certificate of designation or otherwise) or issue any new class or series of shares or securities exercisable for or convertible into shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock;

                         (iii)  increase or decrease the authorized number of
shares of Preferred Stock;

                         (iv)   consummate a merger, corporate reorganization,
or any transaction in which all or substantially all of the assets of the corporation are sold, transferred or conveyed, or in which transaction the corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent;

                         (v)    redeem or repurchase any shares of Common Stock
(except for the repurchase of shares of Common Stock from employees or other service providers pursuant to the terms of restricted stock purchase agreements, provided that such repurchases shall not exceed $50,000 in any twelve-month period);

                         (vi)   declare or pay dividends on or make any
distribution on account of the Common Stock;

                         (vii)  permit a subsidiary of the corporation to sell
securities to a third party;

                         (viii) amend the corporation's bylaws to change the
variable range for the number of the corporation's directors;

                         (ix)   incur any indebtedness which has equity
participation rights or is issued in conjunction with any equity securities, including any security exercisable or convertible into an equity security, representing in excess of five percent (5%) of the Company's outstanding capital stock; or

                         (x)    liquidate or dissolve the corporation.

     (6)  Redemption. The Preferred Stock is not redeemable.
          ----------

     (7)  Common Stock. The following is applicable to the Common Stock:
          ------------

          (a)  Dividend Rights. Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          (b)  Liquidation Rights. Upon the liquidation, dissolution or winding
               ------------------
up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Article V hereof.

          (c)  Redemption. The Common Stock is not redeemable.
               ----------

          (d)  Voting Rights. The holder of each share of Common Stock shall
               -------------
have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The right to vote for directors shall be subject to Section 3 of Article V hereof.

                                  ARTICLE VI

     The corporation is to have perpetual existence.

                                  ARTICLE VII

     In furtherance and not in limitation of the powers conferred by statute, subject to Article V Section 5, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                 ARTICLE VIII

     The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide, provided, however, that any election for directors must be by ballot if demanded by any stockholder at the meeting and before the voting has begun.

                                  ARTICLE IX

     The Corporation shall indemnify to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigate, by reason of the fact that he or she or his testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation or serves or served any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation.

     Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     If at any time this corporation is subject to Section 2115 of the CGCL, the corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL.

     FOURTH: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation and was duly adopted by written consent of the stockholders of this corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of such action has been given as provided in Section 228.

     IN WITNESS WHEREOF, TheraSense, Inc. has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, this 18th of January, 2001.


                                               By: /s/ W. Mark Lortz
                                                   ----------------------------
                                                   W. Mark Lortz
                                                   President